Exhibit 99.1

INVESTOR CONTACT:	INVESTOR CONTACT:
Mark Kochvar	Gerald F. Sopp
S&T Bancorp, Inc.	DNB Financial Corporation
Chief Financial Officer	Chief Financial Officer
724.465.4826	484.359.3138
Mark.kochvar@stbank.com	gsopp@dnbfirst.com

MEDIA CONTACT:	MEDIA CONTACT:
Daniel Duchnowski	Jonathan T. McGrain
S&T Bancorp, Inc.	DNB Financial Corporation
Senior Vice President/Marketing	Senior Vice President/Marketing
484.359.3221	724.427.2416
Dan.duchnowski@stbank.com	jmcgrain@dnbfirst.com

S&T Bancorp, Inc. and DNB Financial Corporation Announce Merger

INDIANA, Pa. – June 5, 2019 – S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, with operations in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York, and DNB Financial Corporation (DNB)(NASDAQ:DNBF), the holding company for DNB First, a community bank headquartered in Downingtown, Pennsylvania with 14 locations, jointly announced today the signing of a definitive merger agreement pursuant to which S&T will acquire DNB in an all-stock transaction. DNB shareholders will receive 1.22 shares of S&T stock for each share of DNB stock. Based on S&T’s June 4, 2019 closing price of $38.75 per share, the transaction will have an aggregate value of approximately $206 million, or $47.28 per share. The merger will expand S&T’s footprint into Southeastern Pennsylvania, gaining a new presence in Chester, Delaware, and Philadelphia counties. On a combined basis, S&T will have approximately $8.4 billion in total assets.

“I am very pleased to announce our merger with DNB, a nearly 160-year-old institution which shares the values, culture and commitment to high quality customer service found at S&T Bank,” said Todd D. Brice, chief executive officer of S&T. “Merging with such a venerable institution located in a growing Southeastern Pennsylvania market dovetails nicely with our expansion into the Central Pennsylvania market in 2015, and our overall strategic growth strategy focused on Pennsylvania, Ohio and New York. Alongside DNB’s seasoned staff, we look forward to building on the Bank’s legacy as well as working with existing and future clients.”

“This combination represents a great opportunity for DNB’s four constituents – our shareholders, customers, communities, and employees; it is a natural cultural fit,” said William J. Hieb, President and CEO of DNB. “S&T is a high performing company, as evidenced by its superior earnings and consistently high dividend payments, proven management team and 100-plus year history of responsiveness to the customers and communities it serves. With S&T, our customers will continue to enjoy all the benefits of a relationship-driven bank, with access to continued technology investments, expanded lending capacity, and a deeper and broader range of financial products and services.”

The terms of the merger agreement have been unanimously approved by the boards of directors of both companies. The transaction is expected to be a tax-free exchange to the shareholders of DNB.

S&T expects the merger to be accretive to earnings per share in 2020. S&T and DNB expect to complete the transaction during the fourth quarter of 2019 after satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of DNB.

Keefe, Bruyette & Woods, Inc. acted as the exclusive financial advisor to S&T and PNC FIG Advisory, Inc. to DNB. Wachtell, Lipton, Rosen & Katz served as counsel to S&T and Stradley, Ronon, Stevens & Young to DNB.

S&T will host a conference call live over the internet to discuss details of the merger. The public is invited to listen.

PERTINENT USER INFORMATION FOR CONFERENCE CALL:

What:	S&T Bancorp/DNB Financial Corporation Merger Conference Call
When:	10:30 a.m. ET, Thursday, June 6, 2019
Where:	S&T Bank's Investor Relations webpage http://www.stbancorp.com
How:	Live over the Internet

To access the webcast, go to S&T Bancorp's webpage at the address listed above and click on “Events & Presentations.” Select “S&T Bancorp/DNB Financial Corporation Merger Conference

Call,” and follow the instructions. Participants are asked to access the webcast approximately 5 minutes prior to the beginning of the discussion. After the live presentation, the webcast will be archived on this website for at least 90 days. A replay of the call will also be available until June 13, 2019, by dialing 1.877.481.4010; the Conference ID # is 49445.

To Ask Questions:
Prior to the webcast, please email questions to investor.relations@stbank.com. Also, participants who log into the conference call will have an opportunity to email their questions directly from the webpage beginning at 10:25 a.m. ET until the conclusion of the presentation.

About S&T Bancorp, Inc. and S&T Bank:
S&T Bancorp, Inc. is a $7.2 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was recently named by Forbes as a 2019 World’s Best Bank and a 2018 Best-in-State Bank. Established in 1902, S&T Bank operates in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit www.stbancorp.com, www.stbank.com, and follow us on Facebook, Instagram, and LinkedIn.

About DNB Financial Corporation:
DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 14 locations. Founded in 1860, DNB First, in addition to providing a broad array of consumer and business banking products, offers brokerage and insurance services through DNB Investments & Insurance and investment management services through DNB Investment Management & Trust. DNB Financial Corporation’s shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the proposed merger and the expected returns and other benefits of the proposed merger to shareholders. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurances that the proposed merger will close when expected or the expected returns and other benefits of the proposed merger to shareholders will be achieved. Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the merger transaction may not be timely completed, if at all; that prior to completion of the merger transaction or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; that the required regulatory approvals, shareholder approvals, or other closing conditions are not satisfied in a timely manner, or at all; reputational risks and the reaction of the parties’ customers to the merger transaction; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in S&T Bancorp’s Form 10-K for the fiscal year ended December 31, 2018 and other documents subsequently filed by S&T Bancorp with the SEC, and in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in DNB Financial Corporation’s Form 10-K for the fiscal year ended December 31, 2018 and other documents subsequently filed by DNB Financial Corporation with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither S&T Bancorp nor DNB Financial Corporation undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed merger, S&T Bancorp will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement for the shareholders of DNB Financial Corporation and a prospectus for S&T Bancorp. S&T Bancorp and DNB Financial Corporation also plan to file other documents with the SEC regarding the proposed merger. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, DNB Financial Corporation will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/ PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The registration statement and the proxy statement/prospectus, as well as other filings containing information about S&T Bancorp and DNB Financial Corporation, will be available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the registration statement and the proxy statement/prospectus, as well as other filings containing information about S&T Bancorp and DNB Financial Corporation, can also be obtained, when available, without charge, from S&T Bancorp’s website (http://www.stbancorp.com/), under the heading

“Investor Relations,” and on DNB Financial Corporation’s website, at http://investors.dnbfirst.com/, under the heading “Investor Relations.”

PARTICIPANTS IN THE SOLICITATION

S&T Bancorp, DNB Financial Corporation and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding S&T Bancorp’s directors and executive officers is available in its proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2019. Information regarding DNB Financial Corporation’s directors and executive officers is available in its proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on March 13, 2019.

These documents may be obtained for free at the SEC’s website at www.sec.gov. Other information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement/prospectus and other relevant materials filed with the SEC.

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